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                                                                   EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") made as of the 1st day of February, 1997, by and between First Sierra Financial, Inc., a Delaware corporation (the "Employer" or "Company"), and Oren M. Hall (the "Employee"). Employer and Employee may be referred to herein collectively as the "Parties" and individually as a "Party."

                                   ARTICLE I

                                      TERM

     Employer hereby agrees to employ Employee and Employee hereby agrees to accept employment with Employer for a period beginning on the day when the Effective Time occurs (the "Effective Date") and ending on the third anniversary of the Effective Date (the "Term"). Any capitalized term used but not defined herein shall have the meaning ascribed to such term in that certain Agreement and Plan of Merger dated February 1, 1997, among Employer, Employee and certain other parties.

                                   ARTICLE II

                               DUTIES OF EMPLOYEE

     2.01 Duties. Employee is engaged to be an Executive Vice President of Employer and the President of Employer's wholly owned subsidiary, Heritage Credit Services, Inc. (the "Subsidiary"). Employee's duties and powers shall be determined from time to time by the President of Employer. Employee shall perform and discharge such duties in a businesslike manner and in accordance with the credit/underwriting guidelines of Employer in effect from time to time, and faithfully as an officer of Employer, and shall be subject to the supervision and direction of the President of Employer and Employer's Board of Directors. Employee will conduct his duties as an Executive Vice President of the Company principally from the Company's Houston, Texas office; provided, Employee may elect to conduct such duties outside of Houston, Texas during the months of July, August and September.

     2.02 Full Time Employment. Except as otherwise permitted by the following sentence, Employee shall devote his business time, ability and attention to the business of Employer during the Term. Employee shall not, directly or indirectly, during the Term render any services of a business, commercial or professional nature to any other person, corporation, form or organization, whether for compensation or otherwise, without the prior written consent of Employer; provided, Employee may maintain an ownership interest not in excess of 50% in, and devote a not substantial amount of time and attention to, Heritage Credit Services, Inc.-Oregon, so long as such time and attention devoted to such entity shall not interfere with Employee carrying out his duties pursuant to this Agreement, and Employee may fulfill his remaining
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commitment to, and thereafter participate in the usual activities of a member of, the United Association of Equipment Leasing.

                                  ARTICLE III

                           COMPENSATION AND BENEFITS

     3.01 Base Compensation. As compensation for services rendered and Employee's covenants and agreements under this Agreement, during the Term Employee shall be entitled to receive from Employer a base salary of $195,000 per year, payable in equal semi-monthly installments, subject to withholding and similar taxes. Employee's base salary will be reviewed on an annual basis by the Compensation Committee of Employer's Board of Directors to determine (in the discretion of such committee) whether any increase will be granted.

     3.02 Senior Management Incentive Compensation Programs. Employee shall be entitled to participate in all Senior Management Incentive Compensation Programs of Employer from time to time in effect and as adopted by the Compensation Committee of Employer's Board of Directors, as the terms of such programs may be modified, amended or terminated from time to time by and at the sole discretion of such Compensation Committee. To the extent any such programs are in effect during 1997, for the year 1997 such compensation shall be based upon the time from the date of this Agreement through December 31, 1997.

     3.03 Benefit Plans. During the Term, and thereafter, to the extent provided in the applicable plan, Employer agrees to include Employee in any retirement, insurance or health benefit plans adopted by Employer for the general benefit of the employees of Employer.

     3.04  Expenses.

           (a) Employer, in accordance with the rules and regulations that the Board of Directors shall issue and revise from time to time, shall reimburse Employee for business expenses directly and reasonably incurred in the performance of his duties.

           (b) In consideration for Employee conducting principally all of his duties from the Company's Houston, Texas office, commencing as of the Effective Date, Employee shall be given a $3,000 per month allowance during the Term (including each July, August and September occurring during the Term) for Houston housing, transportation, and other related additional non-business expenses and for travel between Houston, Texas and Sacramento, California (excluding travel to Sacramento, California principally for the purpose of conducting business activities out of Employer's Sacramento division office that are not customarily conducted or coordinated out of Employer's Houston, Texas office). The aforesaid allowance shall be paid to Employee monthly in advance on the first business day of each calendar month or the Effective Date, as appropriate.

     3.05 Vacations. Employee shall have the right to take vacations at such times as are consistent with Employee's past practice as President of Heritage Credit Services, Inc.; provided, Employee shall make himself available during such vacations on (if needed) each business day.




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for the purpose of handling any material matters that arise and are within the scope of Employee's duties.

                                   ARTICLE IV

                                  TERMINATION

     This Agreement shall terminate prior to the expiration of its Term upon the occurrence of any one of the following events:

     4.01 Disability. If Employee is unable fully to perform his duties and responsibilities hereunder to the full extent required by the Board of Directors of Employer by reason of illness, injury or incapacity for 60 consecutive days (during such 60 day period Employee shall continue to be compensated as provided in Section 3.01), this Agreement may be terminated by Employer, and Employer and Employee shall have no further liability or obligations hereunder other than Employer's obligation to pay Employee amounts that may have accrued (if any) under Section 3.02 (to the extent under a plan where benefits accrue and have in fact accrued) and Section 3.04 through the date of such termination and not been previously paid to Employee and any rights of Employee with respect to the plans described in Section 3.03 that, in accordance with the terms of the applicable plan, provide for benefits to Employee beyond such termination date. In the event of any dispute under this
Section 4.01, Employee shall submit to a physical examination by a licensed physician selected by Employer.

     4.02. Death. If Employee dies during the Term Employer shall pay to Employee's executors, legal representatives or administrators the base compensation specified in Section 3.01 hereof in respect of the period through the date of such death together with any amount that may have accrued (if any) under Section 3.02 (to the extent under a plan where benefits accrue and have in fact accrued) and Section 3.04 through the date of such death and not been previously paid to Employee.

     4.03. Cause. Nothing in this Agreement shall be construed to prevent the termination of this Agreement by Employer at any time for "cause." For purposes of this Agreement, "cause" shall mean Employee (i) shall commit an act of theft or embezzlement from or fraud on Employer, (ii) shall consistently neglect his duties while employed by Employer, (iii) shall fail materially to comply with Employer's policies, (iv) shall be in material breach or default of this Agreement, or (v) shall commit an act of moral turpitude or illegality that brings the reputation of the Company into public disrepute or causes Employer to be viewed unfavorably by customers or suppliers. Upon termination for cause, Employer shall pay to Employee all sums due to Employee through the date of such termination under Section 3.01 and under Section 3.02 (to the extent under a plan where benefits accrue and have in fact accrued) and Section 3.04 through the date of such termination and not previously paid to Employee. Following such termination and payment as described in the preceding sentence, Employer shall have no further duties or obligations to Employee. Employee will also have all rights with respect to the plans described in Section 3.03 that in accordance with the terms of the applicable plan provide for benefits to Employee beyond such termination date.



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     4.04  Termination Without Cause by Employer.  Employer, in its discretion and for any reason, may terminate this Agreement at any time by delivering 30 days' prior written notice to Employee prior to such intended termination ("Termination Date"). This Agreement shall terminate on the Termination Date and, except as provided under this Section 4.04, the Parties shall have no further duties or obligations to each other. Employer shall pay to Employee all amounts that may have accrued under Section 3.01 and 3.02 through the date of such termination but not been previously paid to Employee, and Employer shall also pay an amount equal to 12 months of the base compensation at the rate effective as of the Termination Date provided under Section 3.01 and the benefits under Section 3.03 during the same period, and, if Employer so elects, an amount equal to an additional 12 months of such base compensation and the benefits under Section 3.03 during the same period and thereafter to the extent provided in the applicable plan. In the event of termination without cause hereunder, Employee's covenants under Section 5.01 hereunder shall continue for the period through which Employer pays Employee under this Section 4.04.

     4.05  Termination by Employee.

           (a) Employee may terminate this Agreement at any time by delivering written notice to Employer of Employee's intent to terminate at least 30 days prior to such intended termination ("Departure Date"). This Agreement shall terminate on the Departure Date and the parties shall have no further duties or obligations to each other, provided, Employee shall remain subject to all of the provisions of Article V and Employer shall pay to Employee all sums due to Employee under Sections 3.01 through the Departure Date and all amounts that have accrued (if any) through the Departure Date under Section 3.02 (to the extent under a plan where benefits accrue and have in fact accrued) and Section
3.04 through the date of such termination and not been previously paid to Employee and any rights of Employee with respect to the plans described in
Section 3.03 that, in accordance with the terms of the applicable plan, provide for benefits to Employee beyond such termination date.

           (b) Employee may further terminate this Agreement for "Good Reason" by delivering written notice to Employer of Employee's intent to terminate and stating the Good Reason therefore at least 30 days prior to such intended termination (also referred to herein as the "Departure Date"). In the event of a termination for Good Reason this Agreement shall terminate on the Departure Date and Employee shall have the rights and Employer shall have the duties specified in Section 4.04 to apply where Employer terminates this Agreement without cause. "Good Reason" means a material breach by Employer of the provisions of this Agreement, an adverse change in Employee's job title not resulting from a failure by Employee to satisfy his obligations in his current position with Employer, a material adverse change in Employee's job responsibilities not resulting from a failure by Employee to satisfy his obligations in his current position with Employer, the change of Employer's principal place of business to a location more than 50 miles from the airport of a major metropolitan area located west of the Mississippi River which has direct flight service with Sacramento, California Metro Airport, or the bankruptcy or insolvency of Employer.
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                                   ARTICLE V

                                PROPERTY RIGHTS

     5.01 Scope of Protection. During the period that Employee is employed hereunder, Employee shall use his best efforts to promote the interests of Employer consistent with his normal duties. During Employee's employment with Employer and (to the extent applicable to periods of time following Employee no longer being employed by Employer) during the period commencing as of the date hereof and ending upon the earliest to occur of (a) the effective date of termination of Employee's employment under Section 4.01, (b) the expiration of one year or two year period, as applicable, that Employer agrees to pay Employee following a termination pursuant to Section 4.04 or 4.05(b), and (c) the expiration of four years from the Effective Date. Employee hereby agrees that he shall not, directly or indirectly, either through any form of ownership, or as a director, officer, principal, agent, employee, employer, advisor, consultant, partner or in any individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity, without the prior written consent of the Board of Directors of Employer, within any geographic area that Employer does business during the Term, engage in any of the following acts, which acts shall be considered violations of this Agreement:
(i) engage in any equipment or software lease or financing business in which the Company or any of its subsidiaries engages during the Term except as contemplated by Section 2.02; (ii) canvas, solicit, accept or perform any type of work performed by Employer for any of its customers; (iii) request or advise any customer of Employer to withdraw, curtail or cancel any of its business with Employer; (iv) induce or attempt to influence any employee of Employer to terminate his or her employment with Employer; (v) disclose or communicate to any other person or entity the names of any customers of Employer or other knowledge of the operations and business of Employer (excluding any of the same that is public knowledge other than as a result of a breach of this Agreement by Employee or other than, to Employee's knowledge, the breach of a nondisclosure or confidentiality agreement by another party, that is required to be disclosed by Employee pursuant to legal process, or that is known to Employee prior to the Effective Date and is not covered by a disclosure or confidentiality obligation owed by Employee or Heritage Credit Services, Inc. to Employer pursuant to a written agreement entered into by either such party prior to the Effective
Date); (vi) employ or cause to be employed any individual employed by Employer at any time during such period who does not first request employment by Employee; (vii) request, advise or attempt to influence any person or entity which is a source of materials, supplies, personnel, services, funds or information for Employer to withdraw, cancel or curtail the sale or furnishing of such items to Employer; or (viii) use for his own benefit or otherwise, or communicate to, divulge to, or use for the benefit of, any other person or entity confidential information and/or trade secrets disclosed to, discovered by or otherwise known by Employee through his employment and/or association with Employer (excluding any of the same that is public knowledge other than as a result of a breach of this Agreement by Employee or other than, to Employee's knowledge, the breach of a nondisclosure or confidentiality agreement by another party, that is required to be disclosed by Employee pursuant to legal process, or that is known to Employee prior to the Effective Date and is not covered by a disclosure or confidentiality obligation owed by Employee or Heritage Credit Services, Inc. to Employer pursuant to a written agreement entered into by either such party prior to the Effective Date), it being the intent of the parties that Employee will honor such
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confidential information and will not, directly or indirectly, use the confidential information in such a way as to adversely effect Employer or Employer's business relations.

     5.02 Reasonableness of Restrictions. Insofar as the covenants set forth in this Agreement are concerned, Employee specifically acknowledges and agrees as follows: (i) the covenants are reasonable and necessary to protect the goodwill and the operations and business of Employer: (ii) the time duration of the covenants are reasonable and necessary to protect the goodwill and the operations and business of Employer; (iii) the geographical area limitations of the covenants are reasonable and necessary to protect the goodwill and the operations and business of Employer; and (iv) the covenants are not oppressive to Employee and do not impose a greater restraint on Employee than is necessary to protect the goodwill and the operations and business of Employer.

     5.03 Enforcement. If Employee violates any of the covenants set forth in this Agreement, Employer may suffer irreparable damage and shall be entitled where appropriate to full injunctive relief or such other relief against Employee as may be provided by law or in equity together with such damages as may be provided at law or in equity. Employer shall be entitled where provided under applicable law to specific performance of the requirements of this Agreement or to temporary or permanent injunctive relief against any breach of any provision of this Agreement by Employee. If either party files a lawsuit seeking specific performance of injunctive against, or damages for, any breach of this Agreement, the party substantially prevailing in such lawsuit shall be entitled to recover from the other party all court costs and reasonable attorney's fees incurred by the prevailing party in connection with such lawsuit.

     5.04 Reformation It is the express intention of the Employer and Employee to comply with all laws which may be applicable to the covenants contained in this Agreement. Therefore, Employer and Employee have attempted to limit Employee's right to compete only to the extent necessary to protect (i) Employer from unfair competition, and (ii) Employer's goodwill and its operations and business. Employer and Employee recognize, however, that reasonable people may differ in making such a determination. Consequently, Employer and Employee hereby specifically agree that, in the event that any covenant contained in this Agreement shall be determined by any court or other constituted legal authority to be effective in any particular area or jurisdiction only if such covenant is modified to limit its duration or scope, such covenant may be reformed or modified by the judgment or order of such court or authority to reflect a lawful and enforceable duration or scope. Such covenant shall automatically be deemed to be amended and modified with respect to that particular area or jurisdiction so as to comply with the judgment or order of such court or authority and, as to all other areas and jurisdictions covered by this Agreement, the terms and provisions hereof shall remain in full force and effect as originally written. If any covenants contained in this Agreement shall be held by any court or other constituted legal authority to be void or otherwise unenforceable in any particular area or jurisdiction notwithstanding the operation of this Section 5.04, such covenant automatically shall be deemed to be amended so as to eliminate therefrom that particular area or jurisdiction as to which such covenant is so held void or otherwise enforceable and, as to all other areas and jurisdictions covered by this Agreement, the terms and provisions hereof shall remain in full force and effect as originally written.
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                                   ARTICLE VI

                               GENERAL PROVISIONS

     6.01 Notices. Any notices to be given hereunder by either Party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested:

           If to Employer:

           First Sierra Financial, Inc.
           Texas Commerce Tower, Suite 7050
           600 Travis Street
           Houston, TX 77002
           Attention: President

           If to Employee:

           Oren M. Hall
           6445 Chesbro Court
           Rancho Murieta, California 95683

Mailed notices shall be addressed to the Parties at the addresses set forth above, but each Party may change his/her address by written notice in accordance with this Section 6.01. Notices delivered personally shall be deemed communicated as of actual receipt, and mailed notices shall be deemed communicated as of the earlier of the date of receipt or five days after deposit in the U.S. mail.

     6.02 Entire Agreement. This Agreement supersedes any and all other agreements, letters of intent, statements, understandings, representations and warranties (if any), whether oral or in writing, between the Parties solely with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to such employment.

     6.03 Certain Acknowledgments. Employee by his execution and delivery of this Agreement represents to Employer as follows:

           (i) Employee has been advised by Employer to have this Agreement reviewed by an attorney representing Employee, and Employee has had this Agreement reviewed by such attorney.

           (ii) Employee either on his own or with the assistance and advice of his attorney has in particular reviewed Article V and understands and accepts (a) the restrictions imposed by Article V and (b) the restrictions imposed upon Employee pursuant to these sections are reasonable and necessary for the protection of the rights of the Employer and its affiliates.
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     6.04  Headings.  The headings or titles to Sections or Articles in this
Agreement are intended solely for convenience of the Parties and no provision of this Agreement is to be construed by reference to the heading or title of any section.

     6.05 Amendment or Modification: Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing, signed by Employee and by an officer of Employer thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by any Party hereto of any breach by any other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time; nor shall the receipt or acceptance of Employee's employment be deemed a waiver of any condition or provision hereof.

     6.06 Assignability. Employee shall not assign, pledge or encumber any interest in this Agreement or any part thereof without the express written consent of Employer, this Agreement being personal to Employee. This Agreement, shall, however, inure to the benefit of Employee's estate, dependents, beneficiaries and legal representatives. This Agreement shall not be assignable by Employer without the written consent of Employee, but if Employer shall merge or consolidate with or into, or transfer substantially all of its assets to, another corporation or other form of business organization, then this Agreement shall bind the successor of Employer resulting from such merger, consolidation or transfer. No such merger, consolidation or transfer, however, shall relieve Employer of Employee from liability and responsibility for the performance of their respective duties and obligations hereunder.

     6.07 Governing Law. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED IN THE STATE OF TEXAS, AND SHALL IN ALL RESPECTS BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS. Nothing in this Agreement shall limit the right of Employer or Employee to bring proceedings against the other in the courts of any jurisdiction.

     6.08 Severability. Each provision of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the Parties hereto to the maximum extent permissible under law.

     6.09 No Duress. Employee acknowledges that no force, fear or threats or duress of any kind have used to obtain the agreements and covenants contained in this Agreement.
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     EXECUTED as of the day and year first above written.

                                   EMPLOYER:

                                   First Sierra Financial, Inc.

                                   By: /s/ Thomas J. Depping
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                                       Thomas J. Depping, President


                                   EMPLOYEE:

                                   /s/ Oren M. Hall
                                   ------------------------------------------
                                   OREN M. HALL


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